Amendment Agreement

Exhibit 5.2

SECOND AMENDMENT AGREEMENT (THIS “AGREEMENT”) TO A CERTAIN LETTER OF INTENT ENTERED INTO BY AND AMONG GULF UNITED ENERGY INC. (“GLFE”) AND CÍA. MEXICANA DE GAS NATURAL, S.A. DE C.V. (“CMGN”) AS OF MARCH 22, 2006, AND AMENDED AS OF NOVEMBER 14, 2006.

R E P R E S E N T A T I O N S

I. GLFE hereby represents that:

(a)

It effectively entered into a letter of intent as of March 22, 2006, and into the first amendment agreement to such letter of intent, in both cases with CMGN, as of November 14, 2006 (such instrument, as amended, the “LOI”).

(b)	As of the date hereof, CMGN has fully complied with the terms of the LOI as set forth therein.

(c)	The execution and delivery of this Agreement by GLFE and the performance by GLFE of its obligations hereunder have been duly authorized by all requisite action on the part of GLFE.

(d)	Its representative hereunder has sufficient authority to legally bind GLFE pursuant to the terms and conditions of this Agreement.

(e)	It is the intent of GLFE to amend certain provisions of the LOI, pursuant to the terms hereof.

II. CMGN hereby represents that:

(a)	It effectively entered into a letter of intent as of March 22, 2006, and into the first amendment agreement to such letter of intent, in both cases with GLFE, as of November 14, 2006.

(b)	As of the date hereof, GLFE has fully complied with the terms of the LOI.

(c)	The execution and delivery of this Agreement by CMGN and the performance by CMGN of its obligations hereunder have been duly authorized by all requisite action on the part of CMGN.

(d)	Its representative hereunder has sufficient authority to legally bind CMGN pursuant to the terms and conditions of this Agreement.

(e)	It is the intent of CMGN to amend certain provisions of the LOI, pursuant to the terms hereof.

NOW THEREFORE, in consideration of the foregoing representations and mutually recognizing their mutual personality and authority, the parties hereto (hereinafter referred to, together, as

Amendment Agreement

the “Parties” and each of them as a “Party”) agree to be bound pursuant to the terms and conditions as set forth in the following:

C L A U S E S

Clause 1.      Agreement.

The Parties hereby agree to amend the provisions of paragraph 4.3.2 of the LOI, so that such paragraph, in its entirety, shall read as follows:

“	4.3.2	on or before December 15, 2006, pay CMGN US$409,410.92, which amount corresponds to the remaining fraction of 12% of the estimated development costs of Phase 1 and Phase 2 of the Project for Fiscal
Year 2006, as set forth in paragraph 3.2;”

Clause 2.      Effect.

          2.1.      The amendments to the LOI made pursuant to Clause 1 hereof shall be effective as of this date, and shall be governed as set forth in the LOI.

          2.2.      Except for the amendments referred to under Clause 1 above, each and all of the provisions of the LOI shall continue to be valid and enforceable among the Parties as set forth therein.

Clause 3.      Notices.

Any notice to be delivered by one Party to the other pursuant to this Agreement shall be in writing and sent to the other Party, by courier (return receipt requested), facsimile (“fax”) (receipt confirmed), or delivered personally, and shall be deemed to be received when effectively received by the addressee. All notices shall be sent to the following addresses of the Parties (or at such other address for a Party as shall be specified in a notice given in accordance with this Clause 3):

3.1	.	If to CMGN:
Pedro Luis Ogazn 59
Colonia Guadalupe Inn
01100 Mexico, D.F.
Fax: (+52-55) 5148-6701

Attention: Manuel Calvillo lvarez

3.2	.	If to GLFE:
5858 Westheimer Suite 850
Houston, Texas 77057
Fax: 713-621-7500

Attention: Don Wilson

Amendment Agreement

Clause 4.      Governing Law, Jurisdiction.

4.1.      This Agreement shall be governed and construed in accordance with the laws of the United Mexican States (“Mexico”).

4.2.      Any dispute, controversy or claim arising out of, or in relation to, or in connection with, this Agreement shall be resolved by an arbitration tribunal, which arbitration tribunal shall act in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce (the “Arbitration Rules”), applying the laws of Mexico to the substance of the controversy.

4.3.      The arbitration tribunal shall be composed of three arbitrators, one designated by each Party and a third one, who shall preside the tribunal, to be appointed by the International Chamber of Commerce in accordance with the Arbitration Rules. The arbitration tribunal shall resolve by majority vote of the arbitrators.

4.4.      The Arbitration shall be held in Mexico City, Mexico. The arbitration proceeding shall be conducted in both the Spanish and English languages; any procedure not determined under the Arbitration Rules shall be determined by the laws of Mexico and therefore consequential, punitive or other similar damages shall not be allowed.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of December 11, 2006.

CÍA. MEXICANA DE GAS NATURAL, S.A. DE			GULF UNITED ENERGY INC.
C.V.

	FERNANDO C. ALVAREZ		DON WILSON
By:	Fernando Calvillo lvarez	By:	Don Wilson
Title: Chairman		Title:	President